 GLOBALSTAR ANNOUNCES SECOND QUARTER 2015 RESULTS

Covington, LA - (August 10, 2015) - Globalstar, Inc. (NYSE MKT: GSAT) today announced its financial and operating results for the second quarter of 2015.

Jay Monroe, Chairman and CEO of Globalstar, commented, “We continued our principal initiatives in the second quarter including hitting critical milestones for the deployment of our second-generation ground infrastructure, continuing our geographical expansion, introducing new products and continuing to make progress with the TLPS proceeding before the FCC. During the quarter we added 24,000 subscribers and over 72,000 since this time last year. We are pleased to announce that the Hughes-based Radio Access Networks have now been installed at all North American gateways with additional installations going forward on schedule. The completion of readiness of the next generation service also remains on schedule for early 2016, and we are looking forward to releasing products that take advantage of the full capabilities of our new infrastructure. Our operations in Central and South America have continued the trend over the past few quarters of producing meaningful new subscriber results, despite currency headwinds. The FCC proceeding has also been very active over the past few months, and we are looking forward to a conclusion.”

SECOND QUARTER FINANCIAL REVIEW

Revenue

Total revenue was $23.0 million for the second quarter of 2015 compared to $24.0 million for the second quarter of 2014. Increased service revenue, which resulted from 12% growth in the total subscriber base, was offset by a decrease in revenue generated from equipment sales due to a combination of decreased selling prices for our Duplex equipment ahead of the transition to second-generation products and reduced shipments of commercial Simplex products compared to the second quarter of 2014. In the second quarter of 2014, we shipped 6,000 SmartOne B units to a Simplex customer reselling into Ecuador; there was no corresponding sale in 2015. The material appreciation of the U.S. dollar since mid-2014 continues to impact negatively revenue as our international subsidiaries' revenue is now converted at lower exchange rates compared to the second quarter of 2014. Total revenue would have been approximately $1.2 million higher during the second quarter of 2015 if there had been no change in foreign exchange rates from the second quarter of 2014.

Service revenue was $18.6 million for the second quarter of 2015 compared to $17.9 million for the second quarter of 2014. The slight increase in Duplex service revenue despite a 20% increase in our average Duplex subscriber base was due primarily to comparatively lower ARPU. The decrease in ARPU was driven by changes in foreign exchange rates (as discussed above) and changes in the rate plans selected by our subscribers. Since June 30, 2014, nearly 90% of the net subscribers added to our network have selected a prepaid usage based rate plan, which generally results in revenue being deferred through the contract term. This contributed 60% to the decline in ARPU. Deferred revenue related to subscribers on prepaid usage based rate plans was $4.6 million as of June 30, 2015, an increase of $1.7 million from June 30, 2014. SPOT service revenue increased $1.3 million, or 19%, during the second quarter of 2015 compared to the second quarter of 2014. This increase resulted from an 11% increase in the average subscriber base and a 7% increase in ARPU. The increase in SPOT ARPU was caused primarily by the significant number of SPOT Gen3® sales over the past 12 months, which were sold with a higher average annual rate plan. Significant expansion in new and existing international markets drove the growth in SPOT subscribers. The average number of our Simplex subscribers also grew, increasing by 14% from the quarter ended June 30, 2014 to the quarter ended June 30, 2015. The increases in Duplex, SPOT and Simplex service revenue were offset partially by a decrease in other service revenue resulting from a reduction in wholesale, third-party revenue and lower revenue generated from government contracts.

Subscriber equipment sales revenue was $4.4 million for the second quarter of 2015 compared to $6.1 million for the second quarter of 2014. We have lowered the selling prices of certain devices as part of rebate promotions offered to our customers and in advance of our second-generation products that we expect to introduce in early 2016. Although the decreased selling prices have reduced equipment revenue, new pricing has contributed substantially to the increase in subscriber additions.

Net Income (Loss)

Net income was $204.8 million for the second quarter of 2015 compared to a net loss of $433.7 million for the second quarter of 2014. This fluctuation resulted primarily from the impact of a non-cash derivative gain of $237.1 million during the second quarter of 2015 compared to a loss of $376.3 million during the second quarter of 2014. Changes in inventory impairment, loss from extinguishment of debt and interest expense also contributed to the variance in net income this quarter.

Adjusted EBITDA

Adjusted EBITDA was $3.2 million for the second quarter of 2015 and $5.0 million for the second quarter of 2014. This decrease was due to a $1.0 million reduction in total revenue (as previously discussed), coupled with a $0.8 million increase in operating expenses (excluding EBITDA adjustments). This increase in operating expenses resulted from reserves on aged customer balances, as well as continued efforts to support organizational expansion, including sales and marketing strategies, maintenance of our ground systems and network architecture, and personnel costs. We believe these investments will promote future growth.

OPERATIONAL AND REGULATORY UPDATE

Subscribers

We ended the second quarter of 2015 with a total subscriber base of nearly 673,000, an increase of approximately 72,000, or 12%, over June 30, 2014. Duplex gross subscriber additions increased from approximately 5,600 in the second quarter of 2014 to 7,600 in the second quarter of 2015 while SPOT gross additions increased from approximately 17,700 to 20,800 for the same periods. Net additions for Duplex, SPOT and Simplex were approximately 5,400, 9,000 and 9,300, respectively, for the second quarter of 2015 compared to approximately 3,300, 5,500 and 13,400, respectively, for the second quarter of 2014.

Ground System Update

Hughes Network Systems recently completed the installation of Radio Access Networks ("RAN") at our Sebring, FL and Wasilla, AK gateways.  Over-the-air testing at these sites is scheduled to be completed in October 2015.  RAN installations at all North American gateways have been successfully completed as planned, and the factory acceptance testing has also been completed. The remaining installations at our gateways in France and Brazil are on schedule for early 2016 with all over-the-air testing scheduled to be completed in mid-2016.

With regard to the core network system upgrades, Ericsson completed packet data readiness in June 2015. Core network equipment is being installed at the High River gateway in Canada with an expected acceptance date of November 2015.  We expect hardware at our North American gateways to be ready for service by January 2016, followed by Europe and Brazil by mid-2016.

Equity Financing Commitment from Terrapin Opportunity, L.P.

On August 7, 2015, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”), under which we may, from time to time during the next 24 months, sell up to $75.0 million of our registered voting common stock to Terrapin Opportunity, L.P. (“Terrapin”). We will determine, at our discretion, the timing, the dollar amount and the floor price per share of each sale under the Purchase Agreement, subject to certain conditions. Terrapin has no right to require sales by us, but is obligated to make purchases as we direct, in accordance with the terms of the Purchase Agreement. When and if we elect to use the facility, we will issue shares to Terrapin at a discount to the volume weighted average price of our common stock over a preceding period of trading days. The Purchase Agreement does not impose limitations on use of proceeds, financial covenants, restrictions on future financings, rights of first refusal, or participation rights. Financial West Group, Member FINRA/SIPC, will act as placement agent. Any shares sold under the Purchase Agreement will be sold pursuant to an automatic shelf registration statement that became effective with the Securities and Exchange Commission on July 31, 2015.

Launch of Smallest Commercial One-Way Asset Manager

On May 14, 2015, we launched our latest Simplex asset manager, the SmartOneTM C. The SmartOneTM C is the latest model SmartOne device and offers enhanced features including higher rate messaging capability (up to 7x more frequent message bursts), a materially reduced form factor and a lower cost. We believe the combination of these upgrades will expand the potential asset tracking market for satellite connectivity including the monitoring and management of fixed and portable assets including shipping containers, transport trailers, construction machinery and vehicle fleets. This enhanced model expands our Simplex solutions portfolio set and offers commercial and governmental customers the opportunity to benefit from the smallest Simplex asset manager in the marketplace.

Integration of SPOT with Lockheed Martin Flight Service

On June 17, 2015, we announced that Lockheed Martin Flight Service ("LMFS") will integrate and provide automated position monitoring for Visual Flight Rules flights. Using our SPOT Gen3® or SPOT Trace®, GPS tracking reports are generated and forwarded to LMFS. The system keeps track of the aircraft and if the aircraft stops moving or stops sending position reports, an alarm is triggered immediately at LMFS. The aircraft's most recent GPS coordinates are available to be forwarded to Search and Rescue authorities, significantly narrowing the search radius and enabling faster search and rescue response.

Pan-African Satellite Coverage

On June 25, 2015, we announced that our gateway in Gaborone, Botswana had gone live, enabling us to deliver affordable Simplex coverage over the African continent. This new gateway, in partnership with Broadband Botswana Internet, provides our full line of Simplex services, including our SPOT tracking and life-saving solutions.

FCC Proceeding

By the end of April, all parties participating in the March 2015 FCC demonstration, including Globalstar, had submitted their technical filings into the proceeding record. We also filed a set of detailed reports to provide our response to the opposition filings and thoroughly addressed the concerns of opposing parties. The FCC has not requested any additional technical information or demonstrations from us. Throughout the quarter and post-quarter, we have conducted numerous meetings with the FCC and look forward to a conclusion of the process.

Mr. Monroe concluded, “We will continue to push forward on our operational and regulatory initiatives in the second half of the year. We are focused on improving our product suite and our geographical footprint while adding to our existing sales and marketing resources and the infrastructure to support these efforts. We also are working hard on the spectrum proceeding where there has been significant recent activity, and we look forward to working with the Commission to conclude the process.”

CONFERENCE CALL
The Company will conduct an investor conference call on August 10, 2015, at 5:00 p.m. Eastern Time to discuss the second quarter 2015 financial results.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/investors. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (800) 708-4539 (US and Canada), 1 (847) 619-6396 (International) and use the participant pass code 4023 8047.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on August 10, 2015. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4023 8047#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services, leveraging the world’s newest satellite network. Customers around the world in industries like government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor contact information:

Email
investorrelations@globalstar.com

Phone
(985) 335-1538

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30,
	2015	2014
Revenue:
Service revenues	18,616	17,887
Subscriber equipment sales	4,407	6,107
Total revenue	23,023	23,994
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	8,027	7,120
Cost of subscriber equipment sales	2,983	4,332
Cost of subscriber equipment sales - reduction in the value of inventory	—	7,317
Marketing, general and administrative	10,159	8,247
Depreciation, amortization, and accretion	19,271	22,013
Total operating expenses	40,440	49,029
Loss from operations	(17,417)	(25,035)
Other income (expense):
Loss on extinguishment of debt	(2,189)	(16,484)
Loss on equity issuance	(2,912)	(748)
Interest income and expense, net of amounts capitalized	(9,244)	(13,864)
Derivative gain (loss)	237,087	(376,283)
Other	(452)	(344)
Total other income (expense)	222,290	(407,723)
Income (loss) before income taxes	204,873	(432,758)
Income tax expense	106	972
Net income (loss)	$204,767	$(433,730)

Income (loss) per common share:
Basic	$0.20	$(0.48)
Diluted	$0.17	$(0.48)

Weighted-average shares outstanding:
Basic	1,009,917	904,994
Diluted	1,205,450	904,994

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(Amounts in thousands)
(unaudited)

	Three Months Ended
	June 30,
	2015	2014
Net Income (loss)	$204,767	$(433,730)

Interest income and expense, net	9,244	13,864
Derivative gain (loss)	(237,087)	376,283
Income tax expense	106	972
Depreciation, amortization, and accretion	19,271	22,013
EBITDA	(3,699)	(20,598)

Reduction in the value of inventory	—	7,317
Non-cash compensation	808	622
Research and development	527	52
Foreign exchange and other	452	344
Loss on extinguishment of debt	2,189	16,484
Loss on equity issuance	2,912	748
Adjusted EBITDA (1)	$3,189	$4,969

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, R&D costs associated with the development of new products, and certain other significant charges. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to a similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(Amounts in thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended
	June 30,
	2015		2014
	Service	Equipment	Service	Equipment
Revenue
Duplex	$6,998	$1,303	$6,943	$1,701
SPOT	8,345	1,392	7,037	1,652
Simplex	2,249	1,183	2,227	2,041
IGO	163	473	301	430
Other	861	56	1,379	283
	$18,616	$4,407	$17,887	$6,107

	Reported
Average Subscribers
Duplex	72,334		60,253
SPOT	251,092		226,832
Simplex	292,873		257,439
IGO	38,752		39,258

ARPU (1)
Duplex	$32.25		$38.41
SPOT	11.08		10.34
Simplex	2.56		2.88
IGO	1.40		2.56

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of income. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.